Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 – USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE

November 3, 2008

UFP Technologies Announces Strong Q3 2008 Results

Georgetown, Mass., November 3, 2008.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $1.2 million or $0.20 per diluted common share outstanding for its third quarter ended September 30, 2008, compared to net income of $883,000 or $0.15 per diluted common share outstanding for the third quarter of 2007.  Sales for the quarter were $27.5 million or 19.9% higher than 2007 third quarter sales of $22.9 million.  For the nine-month period ended September 30, 2008, the Company reported net income of $4.0 million or $0.63 per diluted common share outstanding, compared to net income of $2.4 million or $0.41 per diluted common share outstanding in the same period last year.  Sales for the nine-month period ended September 30, 2008, were $84.0 million or 23.2% higher than 2007 sales of $68.1 million in the same period.

“I am very pleased with our third quarter results, including the progress we made integrating our Stephenson & Lawyer acquisition and consolidating our two Michigan operations,” said R. Jeffrey Bailly, Chairman, CEO and President.  “We achieved our 41% increase in net income after absorbing approximately $400,000 in consolidation-related expenses during the quarter, a testament to the success of our continuous improvement and cost reduction efforts.”

“UFP’s diversity of products and markets is a wonderful asset in this time of economic uncertainty,” continued Bailly. “Strength in our medical, military, and electronics markets has more than offset a depressed automotive segment, and enabled us to continue growing our business. Plus, our healthy cash reserves and bank line of credit position us well to pursue strategic acquisitions.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastics.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the automotive, computers and electronics, medical, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, anticipated advantages the Company expects to realize from its acquisition and integration of Stephenson & Lawyer and the Company’s Michigan plant consolidation, the Company’s growth potential and the Company’s strategies for, and ability to finance, growth.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with achieving anticipated cost savings and other benefits associated with the plant consolidation in the anticipated time frame, the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, including Stephenson & Lawyer, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

Unaudited

	Three Months Ended		Nine Months Ended
	30-Sep-08	30-Sep-07	30-Sep-08	30-Sep-07
Net sales	$27,501	$22,937	$83,966	$68,130
Cost of sales	20,091	17,635	62,040	52,443
Gross profit	7,410	5,302	21,926	15,687
SG&A	4,935	3,752	14,841	11,424
Restructuring charge	406	—	406	—
Operating income	2,069	1,550	6,679	4,263
Interest expense, other income & expenses	58	125	276	422
Income before income taxes	2,011	1,425	6,403	3,841
Income taxes	764	542	2,433	1,459
Net income	$1,247	$883	$3,970	$2,382

Weighted average shares outstanding	5,593	5,358	5,519	5,285
Weighted average diluted shares outstanding	6,315	5,909	6,283	5,823
Per Share Data
Net income per share outstanding	$0.22	$0.16	$0.72	$0.45
Net income per diluted share outstanding	$0.20	$0.15	$0.63	$0.41

Consolidated Condensed Balance Sheets

($ in thousands)

	30-Sep-08	31-Dec-07
	(unaudited)
Assets:
Current assets	$30,965	$28,575
Net property, plant, and equipment	11,534	9,492
Other assets	7,883	7,486
Total assets	$50,382	$45,553
Liabilities and stockholders’ equity:
Current liabilities	$13,903	$13,623
Long-term debt	5,198	6,271
Other liabilities	1,434	1,416
Total liabilities	$20,535	$21,310
Total stockholders’ equity	29,847	24,243
Total liabilities and stockholders’ equity	$50,382	$45,553